SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No. 3)

Harpoon Therapeutics, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

41358P106

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

(1)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 41358P106	Page 2 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf Ventures III, L.P. (“NLV III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,242,839 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,242,839 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,839 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All of such shares are Common Stock and held of record by NLV III. New Leaf Venture Associates III, L.P. (“NLVA III”) is the general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. New Leaf Venture Management III, L.L.C. (“NLV Management III”) is the sole general partner of NLVA III and ultimate general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of Ronald M. Hunt (“Hunt”) and Vijay K. Lathi (“Lathi”) are the Managing Directors of NLV Management III (collectively, the “NLV Managing Directors”). Each of the NLV Managing Directors, may be deemed to have shared voting, investment and dispositive power with respect to these securities.

(2)

Based on 33,228,781 shares of Common Stock outstanding as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the United States Securities and Exchange Commission on November 14, 2022 (the “Form 10-Q”).

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CUSIP No. 41358P106	Page 3 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf Venture Associates III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,242,839 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,242,839 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,839 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All of such shares are Common Stock and held of record by NLV III. NLVA III is the general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. NLV Management III is the sole general partner of NLVA III and ultimate general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of the NLV Managing Directors may be deemed to have shared voting, investment and dispositive power with respect to these securities.

(2)	Based on 33,228,781 shares of Common Stock outstanding as of October 31, 2022, as reported in the Issuer’s Form 10-Q.

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CUSIP No. 41358P106	Page 4 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf Venture Management III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,242,839 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,242,839 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,242,839 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

All of such shares are Common Stock and held of record by NLV III. NLVA III is the general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. NLV Management III is the sole general partner of NLVA III and ultimate general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of the NLV Managing Directors may be deemed to have shared voting, investment and dispositive power with respect to these securities.

(2)	Based on 33,228,781 shares of Common Stock outstanding as of October 31, 2022, as reported in the Issuer’s Form 10-Q.

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CUSIP No. 41358P106	Page 5 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf Biopharma Opportunities II, L.P. (“Biopharma II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 913,860 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 913,860 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 913,860 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All such shares are held of record by Biopharma II. New Leaf BPO Associates II, L.P. (“NLBA II”) is the general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. New Leaf BPO Management II, L.L.C. (“NLB Management II”) is the sole general partner of NLBA II and ultimate general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. Hunt and Lathi are the managing directors of NLB Management II (collectively, the “NLB Managing Directors”). Each of the NLB Managing Directors may be deemed to have shared voting, investment and dispositive power with respect to these securities.

(2)	Based on 33,228,781 shares of Common Stock outstanding as of October 31, 2022, as reported in the Issuer’s Form 10-Q.

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CUSIP No. 41358P106	Page 6 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf BPO Associates II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 913,860 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 913,860 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 913,860
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

All such shares are held of record by Biopharma II. NLBA II is the general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. NLB Management II is the sole general partner of NLBA II and ultimate general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of the NLB Managing Directors may be deemed to have shared voting, investment and dispositive power with respect to these securities.

(2)	Based on 33,228,781 shares of Common Stock outstanding as of October 31, 2022, as reported in the Issuer’s Form 10-Q.

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CUSIP No. 41358P106	Page 7 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf BPO Management II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 913,860 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 913,860 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 913,860
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

All such shares are held of record by Biopharma II. NLBA II is the general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. NLB Management II is the sole general partner of NLBA II and ultimate general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of the NLB Managing Directors may be deemed to have shared voting, investment and dispositive power with respect to these securities.

(2)	Based on 33,228,781 shares of Common Stock outstanding as of October 31, 2022, as reported in the Issuer’s Form 10-Q.

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CUSIP No. 41358P106	Page 8 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ronald M. Hunt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 97,465 shares of Common Stock underlying fully vested stock options owned directly by Hunt.
	6	SHARED VOTING POWER 3,156,699 (1)
	7	SOLE DISPOSITIVE POWER 97,465 shares of Common Stock underlying fully vested stock options owned directly by Hunt.
	8	SHARED DISPOSITIVE POWER 3,156,699 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,254,164
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

2,242,839 of such shares are held of record by NLV III. NLVA III is the general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. NLV Management III is the sole general partner of NLVA III and ultimate general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of the NLV Managing Directors may be deemed to have shared voting, investment and dispositive power with respect to these securities. 913,860 of such shares are held of record by Biopharma II. NLBA II is the general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. NLB Management II is the sole general partner of NLBA II and ultimate general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of the NLB Managing Directors may be deemed to have shared voting, investment and dispositive power with respect to these securities.

(2)

Based on 33,326,246 shares of Common Stock, calculated as follows (i) 33,228,781 of Common Stock outstanding as of October 31, 2022, as reported in the Issuer’s Form 10-Q plus (ii) 97,465 shares of Common Stock underlying fully vested stock options granted to Hunt in his capacity as a member of the Issuer’s board of directors.

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CUSIP No. 41358P106	Page 9 of 12 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Vijay K. Lathi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,156,699 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,156,699 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,156,699
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

2,242,839 of such shares are held of record by NLV III. NLVA III is the general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. NLV Management III is the sole general partner of NLVA III and ultimate general partner of NLV III and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of the NLV Managing Directors, may be deemed to have shared voting, investment and dispositive power with respect to these securities. 913,860 of such shares are held of record by Biopharma II. NLBA II is the general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. NLB Management II is the sole general partner of NLBA II and ultimate general partner of Biopharma II and may be deemed to have voting, investment and dispositive power with respect to these securities. Each of the NLB Managing Directors may be deemed to have shared voting, investment and dispositive power with respect to these securities.

(2)	Based on 33,228,781 shares of Common Stock outstanding as of October 31, 2022, as reported in the Issuer’s Form 10-Q.

13G

CUSIP No. 41358P106	Page 10 of 12 Pages

Schedule 13G

This Amendment No. 3 (“Amendment”) amends and supplements the Schedule 13G originally filed with the United States Securities and Exchange Commission (the “SEC”) on February 21, 2019 as amended by Amendment No. 1 filed with the SEC on February 13, 2020 and Amendment No. 2 filed with the SEC on February 11, 2022 (collectively, the “Original Schedule 13G”), by New Leaf Ventures III, L.P. (“NLV III”), New Leaf Venture Associates III, L.P. (“NLVA III”), New Leaf Venture Management III, L.L.C. (“NLV Management III”), New Leaf Biopharma Opportunities II, L.P. (“Biopharma II”), New Leaf BPO Associates II, L.P. (“NLBA II”), New Leaf BPO Management II, L.L.C. (“NLB Management II” and together with NLV III, NLVA III, NLV Management III, Biopharma II and NLBA II, the “Reporting Entities”), Ronald M. Hunt, a member of the Issuer’s board of directors (“Hunt”), Vijay K. Lathi (“Lathi” and, together with Hunt, the “Reporting Individuals”). The Reporting Entities and the Reporting Individuals collectively are referred to as the “Reporting Persons”. Hunt and Lathi are the (i) managing directors of NLV Management III (collectively, the “NLV Managing Directors”) and (ii) managing directors of NLB Management II (collectively, the “NLB Managing Directors”). Only those items that are hereby reported are amended; all other items reported in the Original Schedule 13G remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Capitalized terms not defined in this Amendment have the meanings ascribed to them in the Original Schedule 13G.

Item 4. Ownership.

(a)	Amount beneficially owned:

See line 9 of cover sheets.

(b)	Percent of class:

See Line 11 and the corresponding footnotes on each of the cover sheets.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: see line 5 of cover sheets.*

(ii)	Shared power to vote or to direct the vote: see line 6 of cover sheets.*

(iii)	Sole power to dispose or to direct the disposition of: see line 7 of cover sheets.*

(iv)	Shared power to dispose or to direct the disposition of: see line 8 of cover sheets.*

*

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record and to the extent of its pecuniary interest therein.

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CUSIP No. 41358P106	Page 11 of 12 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2023

NEW LEAF VENTURES III, L.P.

By:	NEW LEAF VENTURE ASSOCIATES III, L.P.
Its General Partner

	By:	NEW LEAF VENTURE MANAGEMENT III, L.L.C.
Its General Partner

		By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

NEW LEAF VENTURE ASSOCIATES III, L.P.

By:	NEW LEAF VENTURE MANAGEMENT III, L.L.C.
Its General Partner

	By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

NEW LEAF VENTURE MANAGEMENT III, L.L.C.

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin Chief Financial Officer

NEW LEAF BIOPHARMA OPPORTUNITIES II, L.P.

By:	NEW LEAF BPO ASSOCIATES II, L.P.
Its General Partner

	By:	NEW LEAF BPO MANAGEMENT II, L.L.C.
Its General Partner

		By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

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CUSIP No. 41358P106	Page 12 of 12 Pages

NEW LEAF BPO ASSOCIATES II, L.P.

By:	NEW LEAF BPO MANAGEMENT II, L.L.C.
Its General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

NEW LEAF BPO MANAGEMENT II, L.L.C.

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

*
Vijay K. Lathi

*
Ronald M. Hunt

/s/ Craig L. Slutzkin
* Craig L. Slutzkin
As attorney-in-fact

*

This Schedule 13G was executed by Craig L. Slutzkin on behalf of the individuals listed above pursuant to Powers of Attorney. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.